UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 17, 2007

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure

See the disclosures below under Item 8.01, which are incorporated herein by reference.

The foregoing shall not be construed as indicating that the company believes that either of the above matters constitutes new material information or otherwise is required to be disclosed pursuant to Regulation FD.

Item 8.01    Other Events

Amendment of Vital Living Notes

As previously disclosed in NutraCea’s previous reports filed with the Securities and Exchange Commission, in April 2007 we acquired certain securities of Vital Living, Inc. (“VLI”) from the holders thereof, consisting of all of VLI’s 12% Senior Secured Convertible Notes due 2008 (the “Notes”) and 1,000,000 shares of Series D Convertible Preferred Stock of VLI (the “Series D Preferred”), which we believe represents all outstanding shares of Series D Preferred, for an aggregate of approximately $5,200,000.

On September 11, 2007, NutraCea and VLI entered into a letter agreement confirming their agreement to eliminate the conversion rights of the Notes.  In addition, the parties agreed that until such time, if any, as NutraCea gives 30 days prior written notice to VLI, VLI may not pay accrued interest under the Notes in shares of VLI Common Stock, without NutraCea’s consent, and that during such time VLI will not be deemed to be in default under the Notes as a result of not paying accrued interest in such shares.

Prior Consulting Agreement

On September 17, 2007, NutraCea responded to a person who had submitted a communication to the board of directors of the company requesting that the board review certain matters, including without limitation matters relating to disclosures in the company’s annual report on Form 10-KSB for the year ended December 31, 2004 (the “2004 Form 10-KSB”), annual report on Form 10-KSB for the year ended December 31, 2005 (the “2005 Form 10-KSB”), and certain other filings, relating to the consulting agreement dated July 14, 2004, that the company had with 21st Century Diversified Holdings Inc., a company of which Brad Edson, currently the Chief Executive Officer of the Company, was a principal.

Portions of the communication submitted to the company were recently posted on certain internet bulletin boards. The company desires to avoid partial posting or misinterpretations of its response to the communication. Accordingly, the response of the governance committee of the board of directors indicated the following statements: The Company entered into a consulting agreement dated July 14, 2004, with 21st Century Diversified Holdings, an entity of which Bradley Edson, who became President of the Company on December 17, 2004, is a principal, to provide NutraCea with consulting services and advice pertaining to NutraCea’s business affairs. The agreement had a six month term and provided for monthly consulting fees at a rate of $12,000 per month. The agreement also provided that should the consultant provide assistance to NutraCea in the raising of capital, NutraCea agreed to pay an additional amount, based on the efforts expended and the results obtained.  Pursuant to these provisions, at a time when Mr. Edson was not an officer, director or employee of the Company, NutraCea paid consulting fees of $72,000 and paid $125,000 for consulting services and partial reimbursement of expenses, with respect to consulting services in 2004 and, following review and unanimous written approval by the board of directors, also approved the issuance of 1,000,000 shares of unregistered, restricted common stock with respect to consulting services in 2004; Mr. Edson declined issuance of this stock to himself or to 21st Century Diversified Holdings and the shares were issued to certain non-affiliated relatives or family members of Mr. Edson (“Relatives”) and /or their entities in which Mr. Edson had no beneficial interest. All of the Relatives having a beneficial interest in the shares are adults, none shares a household with Mr. Edson, none of them has a family relationship requiring that Mr. Edson aggregate their beneficial interest in shares of the company with his own for purposes of beneficial ownership tables in the company’s SEC filings or requiring that Mr. Edson report those shares on a Form 3 or Form 4, and none of the Relatives are persons whose beneficial interest of shares of the Company is attributed to Mr. Edson under Section 16 of the Exchange Act. For purposes of the Company’s financial statements these shares were valued at $370,000.  Since Mr. Edson’s annual salary and bonus for 2004 did not exceed the $100,000 threshold under the SEC’s rules in effect at the time for including him in the summary compensation table in the 2004 Form 10-KSB, he was not included in the table.

The company’s response also noted the following: all compensation amounts relating to the consulting agreement, including as described above, were reflected in both the audited 2004 and 2005 financial statements included in the company’s filings with the SEC; the board of directors of the company unanimously approved in writing both the entering into of the consulting agreement and all payments made in connection therewith, including issuance of the 1,000,000 shares; substantial information concerning the financial and other terms of the consulting agreement was included in the company’s previous filings with the SEC, including the 2004 Form 10-KSB, 2005 Form 10-KSB, the definitive proxy statement filed with the SEC on August 30, 2005 relating to the Nutracea/RiceX merger, and quarterly report on Form 10-QSB for the period ended September 30, 2004; the term of Mr. Edson’s consulting agreement expired on December 14, 2004; until he became President on December 17, 2004, pursuant to an employment agreement dated December 17, 2004, Mr. Edson was not an employee, director or officer of the Company; and Patricia McPeak was the Chief Executive Officer of the Company at all times during fiscal 2004 and during 2005 until October 2005. The response of the governance committee also indicated that the committee had reviewed the other matters raised in the communication, was satisfied with the results of its review and concluded that no additional further action was required.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: September 17, 2007	By:	/s/ Todd Crow
Todd Crow
Chief Financial Officer
(Duly Authorized Officer)